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                                   EXHIBIT 99

                      PRESS RELEASE DATED DECEMBER 29, 1997


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For Immediate Release
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                                                       Contact Michael E. Peppel
                                                          937-291-8282 Ext. 7708

                MIAMI COMPUTER SUPPLY CORPORATION ANNOUNCES NEW
                       PRESIDENT, CHIEF EXECUTIVE OFFICER

Dayton, OH -- December 29, 1997 -- Anthony W. Liberati, Chairman of the Board of Miami Computer Supply Corporation (NASDAQ: MCSC), today announced that Michael
E. Peppel has been named President and Chief Executive Officer effective January 1, 1998, replacing Albert L. Schwarz, who has taken an early retirement due to personal/health reasons. Mr. Schwarz will also resign from the Board of Directors as of the same date.

     Mr. Peppel, age 30, joined the Company in May 1996 and has been Vice President and Chief Financial Officer. Mr. Peppel played a major role in the Company's growth through acquisitions during 1997. From November 1990 to May 1996, he was a Director and Chief Financial Officer of Diversified Data Products, Inc., which was acquired by the Company in May, 1996. Mr. Peppel was the money desk manager for the Edward J. DeBartolo Corporation from 1987 to 1990. A graduate of the University of Notre Dame, Mr. Peppel and his family reside in Dayton, Ohio.

     Miami Computer supply, which completed its initial public offering in November, 1996 has grown from $63 million in sales as of December 31, 1996 to a proforma annualized 12 month run rate of over $200 million (when the previously announced transaction with Minnesota Western/Creative Office Products, Inc., Berkeley, California, is consummated). In its first year as a public company, Miami Computer Supply has announced six acquisitions, all immediately accretive to earnings.

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     Mr. Liberati said, "Miami Computer Supply is fortunate to have the management depth that it has. While serving as Chief Financial Officer, Mike has been actively involved in all strategic and operational aspects of the Company. We wish Al well in his retirement which will enable him to spend more time with his family."

     Al Schwarz said, "I have enjoyed my tenure with the Company and look forward to retirement. I expect the Company to continue to grow profitably under Mike's leadership."

     Miami Computer Supply Corporation is an end-user distributor of computer and office automation supplies and accessories, including a line of computer projection presentation products and video conferencing products principally in the Midwest, Northeast, covering the Northwest and most Southeast regions of the United States and in certain foreign countries. Miami Computer Supply Corporation distributes over 1,800 different core products primarily to middle market and smaller companies and to governmental, educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company sells primarily nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark, Imation (formerly a part of 3M), Sony, Canon, Epson, Maxell, Panasonic, NEC, and Ricoh for computer supplies, and Epson, Proxima and Lightware for projection presentation products and Intel video conferencing systems. Additional information regarding the Company can be obtained at http://www.mcsinet.com.

     The matters discussed in this press release, and, in particular, information regarding risks and uncertainties include, but are not limited to, general economic conditions, industry trends, actions of competitors, the Company's ability to manage its growth, factors relating to its acquisition/merger strategy, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, dependence on its computer systems and other factors. A complete

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Press Release
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description of those factors, as well as other factors which could affect the
Company's business, is set forth in the Company's Form 10-K for the year ended December 31, 1996, and its Form 10-Q for the nine months ended September 30, 1997.
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